UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549


                              __________


                               FORM 8-K



                            CURRENT REPORT
                 PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported):       Commission File Number
January 25, 1995                                                     1-8233





                           USF&G CORPORATION
            (Exact Name of Registrant as Specified in Charter)



Maryland                                                          52-1220567
(State or Other Jurisdiction                 (IRS Employer Identification No.)
of Incorporation)





               100 Light Street, Baltimore, Maryland  21202
                  (Address of Principal Executive Offices)


                               (410) 547-3000
            (Registrant's telephone number, including area code)


                              USF&G CORPORATION
                                   FORM-8K
                            ______________________


Item 5. Other Events

On January 25, 1995, USF&G Corporation ("USF&G") issued a press release announcing its call for redemption of all outstanding shares, (approximately 1.3 million shares), of $5.00 Series C Cumulative Convertible Preferred Stock on February 24, 1995. The press release is incorporated herein by reference as
Exhibit I to this form.







EXHIBIT I



                                                        January 25, 1995
                                                      FOR IMMEDIATE RELEASE
                                                   CONTACT: Kerrie Burch-DeLuca
                                                         (410) 547-3573




            USF&G CORPORATION CALLS ALL OUTSTANDING $5.00
           SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK


          USF&G Corporation today announced its call for redemption on February 24, 1995, of all outstanding shares of $5.00 Series C Cumulative Convertible Preferred Stock ("Series C", ticker: FGpC) at a redemption price of $53.50 per share plus accrued dividends of $0.33. USF&G currently has 1.3 million shares of the Series C outstanding.

          USF&G Corporation issued the Series C in June 1991 at the outset of its significant financial and operational restructuring. On September 28 and November 28, 1994, the company completed the call of 950,000 shares and 1.4 million shares, respectively, of the original total of 3.8 million shares of the Series C, resulting in a significant percentage of shares called converting to common stock. In light of the success of the prior two calls, USF&G has chosen to retire the remaining high-coupon (10 percent ) preferred stock outstanding.

          This transaction, together with the previous two calls, is expected to produce annual cash dividend savings of approximately $16 million. Annual cash dividend savings from this final call of the Series C issue are approximately $6 million .

          At the holder's option, the Series C shares are convertible into 4.158 shares of USF&G common stock until the redemption date, February 24, 1995, at which time this option will expire. As long as the common stock price is greater than $12.95, holders of the Series C who convert will receive USF&G common stock (plus cash for fractional shares) with a market value greater than the amount of cash that the holder would otherwise be entitled to receive upon redemption. USF&G's common stock closed at $14.875 per common share on the New York Stock Exchange on January 24, 1995.

          USF&G has, as with the previous transactions, entered into an agreement with an unaffiliated financial institution to place common stock to fund cash redemptions, if necessary. At December 31, 1994, there were approximately 95.6 million shares of common stock outstanding. As a result of the final call of the Series C, USF&G will issue approximately 5.5 million additional common shares either through conversions into common stock or these arrangements.

          Baltimore-based USF&G Corporation, with assets of $13.8 billion, is composed of property/casualty and life insurance subsidiaries. The corporation's principal operating subsidiary is the United States Fidelity and Guaranty Company, one of the nation's largest property/casualty insurers, founded in 1896.






                               USF&G CORPORATION
                                   FORM 8-K
                            ______________________
                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                          USF&G CORPORATION

                                          By:  DAN L.  HALE
                                                Dan L. Hale
                                                Executive Vice President,
                                                and Chief Financial Officer


January 25, 1995